Exhibit 99.10

CHINALCO CANADA B.C. HOLDINGS LTD.
Suite 1300-777 Dunsmuir Street
Vancouver, B.C.
V7Y 1K2

NOTICE OF COMPULSORY ACQUISITION
by
CHINALCO CANADA B.C. HOLDINGS LTD.
of common shares of
PERU COPPER INC.

This Notice has been sent to you as one of the shareholders of Peru Copper Inc. (“Peru Copper”) who did not accept the offer dated June 25, 2007 (the “Offer”) by Chinalco Canada B.C. Holdings Ltd. (the “Offeror”), a wholly-owned subsidiary of Aluminum Corporation of China to purchase all of the issued and outstanding common shares of Peru Copper (the “Peru Copper Shares”), other than any Peru Copper Shares owned directly or indirectly by the Offeror or its affiliates, including all Peru Copper Shares that became outstanding after the date of the Offer on the exercise of outstanding stock options granted pursuant to Peru Copper’s stock option plan, at a price of Cdn$6.60 in cash for each Peru Copper Share.

The Offeror hereby gives you notice that holders of not less than 90% of the outstanding Peru Copper Shares to which the Offer relates accepted the Offer prior to its expiry at 12:00 noon (Toronto time) on July 31, 2007.  The Offeror has taken up and paid for, in the aggregate, 112,256,781 Peru Copper Shares held by those shareholders who accepted the Offer, which represents approximately 90.5% of the outstanding Peru Copper Shares (excluding those Peru Copper Shares held directly or indirectly by the Offeror or its affiliates).

The Offeror is hereby exercising its rights under section 206 of the Canada Business Corporations Act (the “Act’) to acquire all of the Peru Copper Shares held by you and all other remaining Peru Copper Shares.  The text of sections 206 and 206.1 of the Act is reproduced in Appendix “A” which accompanies this Notice.

Pursuant to subsection (3)(c) of section 206 of the Act, you are required to elect:

(a)                                  to transfer your Peru Copper Shares to the Offeror for a purchase price of Cdn$6.60(1) in cash for each Peru Copper Share, and otherwise on the terms on which the Offeror acquired the Peru Copper Shares of those shareholders who accepted the Offer; or

(1)           For the purchase price of Cdn $6.60 per share, if you properly notify the Offeror as stated below, the Offeror is offering to pay such price in U.S. dollars based on the Bank of Canada Noon Rate on August 1, 2007 of $0.9462 (which equals the purchase price of US$6.24 per share being the same price for U.S Dollar payment under the Offer).  If you want to receive the purchase price of the Peru Copper Shares in U.S.dollars as stated above, you shall send a notice in writing to the Offeror c/o Computershare Investor Services Inc. at either of the addresses on the next page, by no later than 12:00 noon (Toronto time) on September 7, 2007.  Such notice must be signed by the registered holder specifying clearly the name of the registered shareholder holding your Peru Copper Shares, the number of shares held and that you would like to receive payment of US$6.24 per share for your Peru Copper Shares.  If such notice is not received by the Offeror c/o Computershare Investor Services Inc. by 12:00 noon (Toronto time) on September 7, 2007, you will be paid the purchase price for your Peru Copper Shares in Canadian dollars.

(b)                                 to demand payment of the fair value of your Peru Copper Shares in accordance with subsections (9) to (18) of section 206 of the Act by notifying the Offeror within twenty days after receiving this Notice.

If you elect to transfer your Peru Copper Shares to the Offeror in accordance with paragraph (a) above, please complete and deliver the enclosed Share Transmittal Form (or an originally signed facsimile thereof), together with the share certificates representing your Peru Copper Shares and all other required documents, to Computershare Investor Services Inc., the agent for Peru Copper (“Computershare”) at either of the addresses set forth below within 20 days after you receive this Notice.  Following receipt of the foregoing, payment for your Peru Copper Shares will be sent to you.

If you wish to demand payment of the fair value of your Peru Copper Shares in accordance with paragraph (b) above, you must notify the Offeror c/o Computershare, at either of the addresses below, in writing, within 20 days after you receive this Notice.  During the same period, you must also send the share certificates representing your Peru Copper Shares to Computershare at either of the addresses listed below, with a copy of the letter sent to the Offeror as noted above.  You should NOT deliver the Share Transmittal Form in such circumstances.

If you do not notify the Offeror c/o Computershare, at either of the addresses below, within twenty days after receiving this Notice that you demand payment of the fair value of your Peru Copper Shares in accordance with subsections (9) to (18) of section 206 of the Act and you do not elect either of the foregoing alternatives within 20 days after you receive this Notice, you will be deemed under the Act to have elected to transfer your Peru Copper Shares to the Offeror on the basis of paragraph (a) above.

The Act requires you to send the share certificates representing your Peru Copper Shares to Computershare at either of the address listed below within 20 days after you receive this Notice, whether or not you elect to demand payment of the fair value of your Peru Copper Shares in accordance with paragraph (b) above:

By Hand, Courier or Registered Mail:	By Mail:

100 University Avenue	P.O. Box 7021
9th Floor	31 Adelaide Street East
Toronto, Ontario M5J 2Y1	Toronto, Ontario M5C 3H2

Attn: Corporate Actions	Attn: Corporate Actions

Toll Free (Canada and United States): 1-800-564-6253
International: 514-982-7555
Email: corporateactions@computershare.com

The method of delivery of the Share Transmittal Form and share certificates representing Peru Copper Shares is at your option and risk.  The Offeror recommends that such documents be delivered by hand to the Computershare and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

The Offeror will be depositing with Computershare, as agent for Peru Copper, in trust for you, in accordance with section 206(6) of the Act, that consideration which is required to acquire your Peru

Copper Shares on the same terms as those on which the Offeror acquired the Peru Copper Shares of the shareholders of Peru Copper who accepted the Offer.

DATED the 22nd day of August, 2007

CHINALCO CANADA B.C. HOLDINGS LTD.

/s/ Yu Tai
Name: Yu Tai
Title: Director

APPENDIX “A”

EXTRACT FROM THE CANADA BUSINESS CORPORATIONS ACT

COMPULSORY AND COMPELLED ACQUISITIONS

SECTION 206.

Definitions

(1)  The definitions in this subsection apply in this Part.

“disssenting offeree” means, where a take-over bid is made for all the shares of a class of shares, a holder of a share that class who does not accept the take-over bid and includes a subsequent holder of that share who acquires it m the first mentioned holder;

“offer” includes an invitation to make an offer.

“offeree” means a person to whom a take-over bid is made.

offeree corporation” means a distributing corporation whose shares are the object of a take-over bid.

“offeror” means a person, other than an agent, who makes a take-over bid, and includes two or more persons who, directly or indirectly,

(a)                                  make take-over bids jointly or in concert; or

(b)                                 intend to exercise jointly or in concert voting rights attached to shares for which a take-over bid is made.

“share” means a share, with or without voting rights, and includes

(a)                                  a security currently convertible into such a share; and

(b)                                 currently exercisable options and rights to acquire- such a share or such a convertible security.

“take-over bid” means an offer made by an offeror to shareholders of a distributing corporation at approximately the same time to acquire all of the shares of a class of issued shares, and includes an offer made by a distributing corporation to repurchase all of the shares of a class of its shares.

Right to acquire

(2)  If within one hundred and twenty days after the date of a take-over bid the bid is accepted by the holders of not less than ninety per cent of the shares of any class of shares to which the take-over bid relates, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on complying with this section, to acquire the shares held by the dissenting offerees.

Notice

(3)  An offeror may acquire shares held by a dissenting offeree by sending by registered mail within sixty days after the date of termination of the take-over bid and in any event within one hundred and eighty days after the date of the take-over bid, an offeror’s notice to each dissenting offeree and to the Director stating that

(a)                                  the offerees holding not less than ninety per cent of the shares to which the bid relates accepted the take-over bid;

(b)                                 the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid;

(c)                                  a dissenting offeree is required to elect

(i)                                     to transfer their shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or

(ii)                                  to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within twenty days after receiving the offeror’s notice;

(d)                                 a dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid; and

(e)                                  a dissenting offeree must send their shares to which the take-over bid relates to the offeree corporation within twenty days after receiving the offeror’s notice.

Notice of adverse claim

(4)  Concurrently with sending the offeror’s notice under subsection (3), the offeror shall send to the offeree corporation a notice of adverse claim in accordance with section 78 with respect to each share held by a dissenting offeree.

Share certificate

(5)  A dissenting offeree to whom an offeror’s notice is sent under subsection (3) shall, within twenty days receiving the notice,

(a)                                  send the share certificates of the class of shares to which the take-over bid relates to the offeree corporation; and

(b)                                 elect

(i)                                     to transfer the shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or

(ii)                                  to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within those twenty days.

Deemed election

(5.1)  A dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed have elected to transfer the shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid.

Payment

(6)  Within twenty days after the offeror sends an offeror’s notice under subsection (3), the offeror shall pay or transfer to the offeree corporation the amount of money or other consideration that the offeror would have had pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under subparagraph (5)(b)(i).

Consideration

(7)  The offeree corporation is deemed to hold in trust for the dissenting shareholders the money or other consideration it receives under subsection (6), and the offeree corporation shall deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

When corporation is offeror

(7.1)  A corporation that is an offeror making a take-over bid to repurchase all of the shares of a class of its shares is deemed to hold in trust for the dissenting shareholders the money and other consideration that it would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under subparagraph (5)(b)(i), and the corporation shall, within twenty days after a notice is sent under subsection (3), deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

Duty of offeree corporation

(8)  Within thirty days after the offeror sends a notice under subsection (3), the offeree corporation shall

(a)                                  if the payment or transfer required by subsection (6) is made, issue to the offeror a share certificate in respect of the shares that were held by dissenting offerees;

(b)                                 give to each dissenting offeree who elects to accept the take-over bid terms under subparagraph (5)(b)(i) and who sends share certificates as required by paragraph (5)(a) the money or other consideration to which the offeree is entitled, disregarding fractional shares, which may be paid for in money; and

(c)                                  if the payment or transfer required by subsection (6) is made and the money or other consideration is deposited as required by subsection (7) or (7.1), send to each dissenting shareholder who has not sent share certificates as required by paragraph (5)(a) a notice stating that

(i)                                     the dissenting shareholder’s shares have been cancelled,

(ii)                                  the offeree corporation or some designated person holds in trust for the dissenting shareholder the money or other consideration to which that shareholder is entitled as payment for or in exchange for the shares, and

(iii)                               the offeree corporation will, subject to subsections (9) to (18), send that money or other consideration to that shareholder without delay after receiving the shares.

Application to court

(9)  If a dissenting offeree has elected to demand payment of the fair value of the shares under subparagraph (5)(b)(ii), the offeror may, within twenty days after it has paid the money or transferred the other consideration under subsection (6), apply to a court to fix the fair value of the shares of that dissenting offeree.

Idem

(10)  If an offeror fails to apply to a court under subsection (9), a dissenting offeree may apply to a court for the same purpose within a further period of twenty days.

Status of dissenter if no court application

(11)  Where no application is made to a court under subsection (10) within the period set out in that subsection, a dissenting offeree is deemed to have elected to transfer their shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid.

Venue

(12)  An application under subsection (9) or (10) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting offeree resides if the corporation carries on business in that province.

No security for costs

(13)  A dissenting offeree is not required to give security for costs in an application made under subsection (9) or (10).

Parties

(14)  On an application under subsection (9) or (10)

(a)                                  all dissenting offerees referred to in subparagraph (5)(b)(ii) whose shares have not been acquired by the offeror shall be joined as parties and are bound by the decision of the court; and

(b)                                 the offeror shall notify each affected dissenting offeree of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

(15)  On an application to a court under subsection (9) or (10), the court may determine whether any other person is a dissenting offeree who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting offerees.

Appraisers

(16)  A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of a dissenting offeree.

Final order

(17)  The final order of the court shall be made against the offeror in favour of each dissenting offeree and for the amount for the shares as fixed by the court.

Additional powers

(18)  In connection with proceedings under this section, a court may make any order it thinks fit and, without limiting the generality of the foregoing, it may

(a)                                  fix the amount of money or other consideration that is required to be held in trust under subsection (7) or (7.1);

(b)                                 order that that money or other consideration be held in trust by a person other than the offeree corporation;

(c)                                  allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date they send or deliver their share certificates under subsection (5) until the date of payment; and

(d)                                 order that any money payable to a shareholder who cannot be found be paid to the Receiver General and subsection 227(3) applies in respect thereof.

SECTION 206.1

Obligation to acquire shares

(1) If a shareholder holding shares of a distributing corporation does not receive an offerer’s notice under subsection 206(3), the shareholder may

(a) within ninety days after the date of termination of the take-over bid, or

(b) if the shareholder did not receive an offer pursuant to the take-over bid, within ninety days after the later of

(i) the date of termination of the take-over bid, and

(ii) the date on which the shareholder learned of the take-over bid,

require the offerer to acquire those shares.

Conditions

(2) If a shareholder requires the offerer to acquire shares under subsection (1), the offerer shall acquire the shares on the same terms under which the offerer acquired or will acquire the shares of the offerees who accepted the take-over bid.